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                                                                    EXHIBIT 10.1

                                                          [ITT INDUSTRIES LOGO]

                                                          ITT INDUSTRIES, INC.

SCOTT A. CRUM                                             4 West Red Oak Lane
Senior Vice President                                     White Plains, NY 10604
Director, Human Resources                                 tel 914 641.2010
                                                          fax 914 696.2964
                                                          scott.crum@itt.com

                                                      February 5, 2004

PERSONAL AND CONFIDENTIAL

Mr. Edward W. Williams
Senior Vice President and
 Chief Financial Officer
ITT Industries, Inc.

Dear Ed:

This is to confirm that at their meeting on February 2, 2004, the Compensation and Personnel Committee of the ITT Industries Board of Directors approved the following arrangements with respect to your agreement to actively serve in your current capacity as Chief Financial Officer through January 1, 2006:

      - Upon completion of your contemplated service, you will be paid a cash retention bonus of $1 million. This will be paid in the event of death or disability prior to January 1, 2006 or if you are involuntarily teriminated by the company other than for cause prior to January 1, 2006.

      - 2004 Target TSR Award of $566,700. The Committee determined that if you terminate employment due to disability or death or if you are terminated by the company for convenience prior to the end of the performance cycle, all restrictions with respect to this TSR award will be waived and you will receive payment at the end of the cycle, as if you were active for the entire performance cycle, pursuant to the terms of the ITT Industries 1997 Long-Term Incentive Plan.

      - Bonus for Performance Year 2005. Unless you voluntarily terminate your employment prior to January 1, 2006, you will be eligible for a bonus award for performance year 2005 in accordance with the approved parameters of the plan as approved by the Compensation and Personnel Committee, and such award will be included in your pension calculations, as permitted under the company's pension plan. If your 2005 bonus cannot be included in your pension calculation, you will be provided a compensatory out of plan benefit. Should you be terminated by the

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            company for convenience prior to January 1, 2006 you will be eligible for a full 2005 bonus payment in accordance with the approved parameters of the plan.

      - Should you sell your principal residence in White Plains while you are serving as an active full-time employee, you will be provided a two bedroom furnished apartment at company expense from January 1, 2005 until January 1, 2006.

      - In the event you are terminated by the company for convenience prior to March 31, 2005, you will be eligible to receive salary continuation and benefits through March 31, 2005, at which time you would retire effective April 1, 2005.

Please indicate your understanding and acceptance of the terms and conditions summarized above by signing one copy of this letter and returning it to me. Please retain a copy for your files.

                                                               Very truly yours,


                                                               Scott
/s/ Edward W. Williams
------------------------------------------
Edward W. Williams        Date: 02/10/04

Cc: L. J. Giuliano
    V. A. Maffeo
EWilliams2-3-04M